UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 21, 2008
XO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30900	54-1983517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13865 Sunrise Valley Drive
Herndon, Virginia 20171
(Address of Principal Executive Offices)
(703) 547-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     In August 2004, XO Holdings, Inc., a Delaware corporation (the “Company”), filed an administrative claim against the Allegiance Telecom Liquidating Trust (the “ATLT”) in the United States Bankruptcy Court, Southern District of New York, as part of the Chapter 11 proceedings of Allegiance Telecom, Inc. The ATLT subsequently filed a counterclaim against the Company.
     On October 21, 2008, the ATLT and the Company reached a global settlement and entered into a settlement agreement (the “Settlement Agreement”) covering various matters in dispute between them, including the administrative claim and counterclaim. The Settlement Agreement provides, among other things, for a net payment by the ATLT to the Company of approximately $57.397 million plus interest on a portion thereof accruing after September 30, 2008. The Settlement Agreement, and all payments thereunder, is subject to the entry by the Bankruptcy Court of a final order approving the Settlement Agreement, and if such final approval is not obtained, the Settlement Agreement will become null and void. A motion seeking an order to approve the Settlement Agreement was filed by the ATLT with the Bankruptcy Court on October 23, 2008 and a hearing has been scheduled for November 5, 2008. No assurance can be given that the Bankruptcy Court will enter a final order approving the Settlement Agreement.
     The Company has previously disclosed details and recorded an estimated amount to settle the ATLT litigation in accrued liabilities in the Company’s periodic reports on Forms 10-K and 10-Q.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO HOLDINGS, INC.
By:	/s/ Gregory Freiberg
	Name:	Gregory Freiberg
	Title:	Senior Vice President and Chief Financial Officer

Date: October 27, 2008